EXHIBIT I

[Letterhead of]

EUROPEAN INVESTMENT BANK

Luxembourg, November 25, 2014

Dear Ladies and Gentlemen,

This opinion is given by the European Investment Bank (the “Bank”) acting through its Legal Directorate.

In connection with the filing of the registration statement (the “Registration Statement”) pursuant to Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of debt securities of the Bank in one or more series (the “Securities”) to be issued from time to time under a fiscal agency agreement  (the “Fiscal Agency Agreement”), to be entered into by the Bank and a fiscal agent (the “Fiscal Agent”), counsel within the Legal Directorate of the Bank have examined copies of such documents and have made such investigations as they have deemed necessary to give this opinion.

Counsel within the Legal Directorate of the Bank have consulted with Cravath, Swaine & Moore LLP, London, England and have, with their consent, in giving this opinion relied on their advice as to matters of the Federal law of the United States and/or laws of the state of New York.  Counsel within the Legal Directorate of the Bank have not made an independent investigation of the Federal law of the United States or the laws of the state of New York and do not express or imply an opinion on such laws.

Based on the foregoing, counsel within the Legal Directorate of the Bank are of opinion as follows:

1.           The Treaty on the Functioning of the European Union, establishing, inter alia, the Bank, as amended and supplemented from time to time (the “Treaty”), including the Statute of the Bank set forth in a protocol annexed to the Treaty, as amended (the “Statute”), has been duly executed and ratified by all the member states of the European Union (the “Member States”) and constitutes a legally binding obligation of the Member States under international law.

2.           When (i) the Registration Statement has become effective under the Securities Act and continues to be effective at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the United States Securities and Exchange Commission describing the Securities offered thereby, (iii) the Securities will be issued and sold in compliance with all applicable United States federal and state laws and in a manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) the Bank has taken all necessary corporate action to approve the issuance and offer of the Securities and the terms of the Securities, (v) the Fiscal Agency Agreement has been duly authorized and validly executed and delivered by the Bank and the Fiscal Agent and (vi) the Securities have been duly and validly authorized and issued in accordance with the provisions of the Fiscal Agency Agreement and an applicable definitive purchase, underwriting or similar agreement approved by the Bank, the Securities will be validly issued and will constitute valid and legally binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

3.           The Treaty provides that the Court of Justice of the European Union in Luxembourg (the “Court of Justice”) has exclusive jurisdiction in certain cases involving the fulfilment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the Bank’s Board of Governors and the Bank’s Board of Directors.  Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between the Bank and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts.  The property and assets of the Bank within the Member States are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

EUROPEAN INVESTMENT BANK

/s/ Pierre Albouze	/s/ Richard Schnopfhagen
Pierre Albouze	Richard Schnopfhagen
Director	Head of Division